EXHIBIT 23.1

Principal Officers: Harry Jung, P. Eng. President, C.E.O. Dana B. Laustsen, P. Eng. Executive V.P., C.O.O. Keith M. Braaten, P. Eng. Executive V.P.

Officers / Vice Presidents:
Terry L. Aarsby, P. Eng.
Jodi L. Anhorn, P. Eng.
Leonard L. Herchen, P. Eng.
Myron J. Hladyshevsky, P. Eng.
Bryan M. Joa, P. Eng.
Mark Jobin, P. Geol.
John E. Keith, P. Eng.
John H. Stilling, P. Eng.
Douglas R. Sutton, P. Eng.
James H. Willmon, P. Eng.
LETTER OF CONSENT
We hereby consent to the filing as an exhibit to the annual report on Form 10-K of Ivanhoe Energy Inc. of our report dated January 13, 2011 on oil and gas reserves of Pan-China Resources Ltd., and our report dated February 11, 2011 on the oil reserves of Ivanhoe Energy Inc. relating to the Tamarack project.
Yours very truly,
GLJ PETROLEUM CONSULTANTS LTD.
“Originally Signed by”
Bryan M. Joa, P. Eng.
Vice-President
Dated: February 11, 2011
Calgary, Alberta
CANADA